APPLIED ENERGETICS, INC. CONSULTING AGREEMENT

This Agreement is made as of this lst day of April, 2013, by and between SVJ Enterprises LLC with the address of 6525 N. Longfellow Dr., Tucson, AZ 85718 (“Consultant”), and Applied Energetics, Inc. a Delaware Corporation with a business address at 4585 South Palo Verde, Suite 405, Tucson, AZ 85714 (“Company”).

WHEREAS, Company desires to retain the services of Consultant and Consultant desires to provide services for Company;

NOW, THEREFORE, incorporating the foregoing herein and in consideration of the promises and mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties agree as follows:

1.	Engagement. Company hereby retains Consultant to perform services to Applied Energetics business in Tucson, Arizona, and to perform such other services as Company may request under the terms and conditions set forth in this Agreement. Consultant shall upon request, provide services at such time and place as shall be designated by Company and Consultant shall be available at reasonable times during the business day by telephone, or in-person, as may be required. Consultant shall cause Joseph Hayden (“JH”) to perform all services under this Agreement.

2.	Description of Services. Consultant agrees to perform the services and duties as described below during the term of this agreement:

a.	Officer of the Company. JH will continue to be an officer of the Company and maintains all duties and responsibilities as such. Therefore, JH will be covered under the Company’s Director and Officer (D&O) liability policy.

b.	Principal Officer Functions. JH will act as the Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer for the Company. Acting in this capacity the Consultant will cause JH to review all required financial filings as required by the SEC, and sign such documents, representations and certifications for the Company as required by the rules and regulations of the SEC and the Company’s auditors and otherwise consistent with the Company’s policies.

c.	Financial Duties. JH will be authorized to approve money transfers between company accounts, authorize wire transfers and payments which are approved by the COO, sign Company checks and other financial duties when two officer signatures are required by Company policy in order to maintain the required checks and balances for compliance with Sarbanes-Oxley and other regulations; when the COO is not available and has authorized the Consultant to take the above actions on his behalf; or when directed to do so by the Chairman of the Board of Directors of the Company (the “Board”).

d.	Board of Director Meetings. At the request of the Company, the Consultant will attend Board meetings either in person or telephonically in order to advise them of developments and progress in respect to his duties and obligations under this Agreement, or provide expertise and background information on topics as requested by the Board.

e.	Strategic Activities. At the request of the Board, the Consultant will pursue strategic alternatives for the company including mergers, the acquisition of one or more businesses or technologies, and/or the disposition of one or more of the Company’s existing businesses.

f.	Business Development. The Consultant will support the Company’s COO in the pursuit of business development activities and the capture of contracts and purchase orders for the company’s products and services. This includes, but is not limited to, as requested by the Board or the Company’s COO meetings with prospective customers, preparation of proposals and quotes, responding to potential customer inquiries and other matters as directed by the Company’s COO.

3.	Independent Contractor. It is expressly understood and agreed that, during the term of this Agreement, Consultant’s relationship to Company will be that of an independent contractor, and that neither this Agreement nor the services to be rendered hereunder shall, for any purpose whatsoever or in any way or manner, create an employer-employee relationship. Consultant shall assume and accept all responsibilities that are imposed on independent contractors by any statue, regulation, rule or law, or otherwise. Consultant is not authorized to bind Company or to incur any obligation or liability on behalf of Company except as expressly authorized by Company in writing. When contacting or dealing with outside vendors and customers Consultant shall clearly identify himself as a “consultant” in the performance of his assigned tasks and duties. Consultant retains the right to provide service for entities other than the Company provided that such services do not conflict with Consultant’s obligations under this Agreement.

4.	Term. The term of this Agreement and Consultant’s services hereunder shall commence on April 2, 2013, and shall terminate April 1, 2014. Consultant and Company, each, has the right to terminate this Agreement at any time and for any reason by giving 14 days notice of cancellation. This Agreement may be renewed or extended by mutual agreement of the parties.

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5.	General Understanding. It is the intent of the parties to engage initially for a period of approximately 12 months whereby Consultant during such period supplies consulting services.

6.	Compensation and Expenses. In exchange for Consultant’s full, prompt, and satisfactory performance of all services to be rendered to Company hereunder, Company shall provide Contractor as full and complete compensation for services rendered hereunder the following:

7.	Compensation. Company shall pay Consultant a fee for services in the gross amount of $250 per hour. Consultant must obtain the advance approval of the COO or Chairman of the Board of Company for hours that exceed ten (10) per week. For invoicing and reporting purposes Consultant shall provide to Company a weekly detailed description and accounting of days utilized for billing purposes.

a.	Expenses. Company shall reimburse Consultant all necessary and reasonable business expenses incurred by Consultant in connection with the performance of the services hereunder, provided that such expenses are itemized and documented in accordance with the reasonable policies of Company and the requirements of the U.S. Internal Revenue Service and also provided that such expenses have been approved in advance by the COO or Chairman of the Board of Company. Consultant shall have no authority or ability to obligate the Company.

b.	Benefits. Consultant acknowledges that he is not entitled to participate in any employee benefit plan or receive any benefits normally accorded to Company’s employees, as Consultant acknowledges that he is not an employee of Company.

c.	Taxes and Insurance. Company shall not be responsible for paying any social security, withholding tax, unemployment insurance, medical insurance, liability insurance, worker’s compensation insurance, or any other type of similar expense on behalf of Consultant. Consultant agrees to be totally responsible for the payment of all federal, state, and local income taxes including social security, unemployment insurance, and worker’s compensation insurance expenses. A form 1099 shall be supplied to the Consultant at the address listed above at the end of the year identifying such payments made under this agreement.

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d.	Termination Upon Change of Control. In the event that a Change of Control occurs and the Company terminates this Agreement prior to the expiration of its term, The Company shall pay to Consultant a termination fee in the amount of $30,000.

The term “Change of Control” means a consolidation or merger with or into (whether or not the Company is the surviving corporation) any other corporation or other entity and as a result, the stockholders of the Company immediately prior to the termination own less than 50% of the shares of capital stock of the surviving corporation entitled to vote at the election of directors.

8.	Company Provided Support. Company agrees to supply Consultant with the following items to allow Consultant to perform duties and services on Company’s behalf:

a.	Computer, cellular telephone and administrative supplies.

b.	Office space, desk and access to Company’s facilities without escort.

c.	Access to Company’s computer network with restrictions and limitations as defined by the COO. Access includes an email address and telephone extension.

d.	Company agrees to maintain Consultant’s U.S. Government (DoD) security clearance during the term of this agreement.

9.	Restrictive Covenants / Confidentiality Agreement / Ownership of Inventions. Consultant acknowledges receipt of and JH’s agreement to the terms and conditions set forth in the confidentiality agreement executed by and between JH and Company, a copy of which is attached hereto and incorporated by reference herein. The Consultant agrees to be bound by the terms of the Confidentiality Agreement to the same extent as JH is bound thereby.

10.	Stock Restrictions. Consultant acknowledges that he is bound by all restrictions on sale, purchase or transfer of Company stock that apply to Officers of Company pursuant to the rules and regulations of the Securities and Exchange Commission (including, without limitation, regulation FD and section 16 of the Securities Act of 1933, as amended), and that the concurrence of Company’s legal counsel is required prior to any stock transactions during the term of this Agreement.

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11.	Representations. Consultant represents and warrants as follow: (i) Consultant is not a party to any consulting, employment, non competition, or other agreement or restriction which could interfere with his engagement with Company or him or Company’s rights and obligations hereunder; (ii) Consultant’s acceptance of his engagement with Company and the performance of his duties hereunder will not breach the provisions of any contract, agreement, or understanding to which he is party of any duty owned by him to any other person; (iii) this Agreement is a valid and binding obligation of Consultant, enforceable in accordance with its terms; and (iv) Consultant has insurance coverage for himself and further represents that no employees are working under his direction. The foregoing representations and warranties shall survive the termination of this Agreement.

12.	Liability. Company agrees that Consultant will be covered by Company’s D&O liability policy when performing duties as an Officer, Principal Executive Officer, Principal Financial Officer or Principal Accounting Officer as described in Paragraph 2 above. With regard to other services to be performed by the Consultant pursuant to the terms of this agreement, the Consultant shall not be liable to the Company, or to anyone who may claim the right due to any relationship with the Company, for any acts or omissions in the performance of services on the part of the Consultant or on the part of agents or employees of Consultant, except when said acts or omissions of the Consultant are due to willful misconduct or gross negligence. The Company shall hold the Consultant free and harmless from any obligations, costs, claims, judgments, attorney’s fees and attachments arising from or growing out of the services rendered to the Company pursuant to the terms of this agreement or in any way connected with the rendering of services, except when the same shall arise due to the willful misconduct or gross negligence of the Consultant and the Consultant is adjudged to be guilty of willful misconduct or gross negligence by a court of competent jurisdiction.

13.	General Provisions.

a.	Entire Agreement. This Agreement and the Confidentiality Agreement set forth the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous, written or oral, expressed or implied, communications, agreements, and understandings with respect to the subject matter hereof.

i.	[The SOW referenced above is attached to this Agreement and shall be similarly governed by the terms of this Agreement];

Notwithstanding anything to the contrary, this Agreement does not affect any obligations of JH or rights of the Company pursuant to the Confidentiality Agreement and all other non-disclosure, confidentiality and intellectual property rights agreements executed by JH in favor of the Company.

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b.	Modification. This Agreement shall not be amended, supplemented, or terminated except in a writing signed by both parties. No action taken by Company hereunder, including without limitation, any waiver, consent, or approval, shall be effective unless authorized by the Company’s Board of Directors, COO, or any other Executive Officer of the Company.

c.	Assignment. This Agreement, the services to be performed, and all rights hereunder are personal to Consultant and may not be transferred or assigned by Consultant at any time. This Agreement shall be binding upon and inure to the benefit of Company’s successors and assigns.

d.	Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, the remaining provisions will not be affected thereby and will be enforceable without regard thereto.

e.	Controlling Law, Exclusive Jurisdiction. This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with, and governed by, the laws of the State of Arizona. Each party hereto, to the extent that it may lawfully do so, hereby consents to the jurisdiction of the state and federal courts within the State of Arizona.

Intending to be legally bound hereby, the parties hereto have executed this Agreement as of the date above written.

APPLIED ENERGETICS, INC.		CONSULTANT

Signature:	/s/Mark Lister	Signature:	/s/ Joseph Hayden

Print: Mark J. Lister		Print: Joseph C. Hayden

Date: April __, 2013		Date: April 12, 2013

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